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                                                                     Exhibit 8.1


                                                September 13, 1999


IXC Communications, Inc
1122 Capitol of Texas Highway South
Austin, Texas 78746

         Re: Agreement and Plan of Merger Dated as of July 20, 1999 By and Among CINCINNATI BELL, INC., IVORY MERGER INC. AND IXC COMMUNICATIONS, INC.

Dear Sirs:

         We have acted as counsel for IXC Communications, Inc., a Delaware corporation ("IXC"), in connection with the merger (the "Merger") of Ivory Merger, Inc., a Delaware corporation ("Sub") and wholly-owned subsidiary of Cincinnati Bell, Inc., an Ohio corporation ("CBI"), with and into IXC Communications, Inc., a Delaware corporation ("IXC") pursuant to an Agreement and Plan of Merger, dated as of July 20, 1999, by and among IXC, Sub and CBI (the "Merger Agreement").

         In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of IXC and CBI (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "SEC") on September 13, 1999, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authority of all persons signing documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the


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IXC Communications, Inc.
September 13, 1999
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representations made by IXC and CBI, in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement),
(iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification and (v) payment to holders of any preferred stock of IXC pursuant to the exercise of such holders' appraisal rights under Delaware law with respect to their preferred stock will not exceed in the aggregate 9% of the value of the assets of IXC as of the Effective Time. We have made no independent investigation with regard to such statements or representations. We assume that no actions will be taken that are inconsistent with such statements and representations. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

         Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) IXC, Sub and CBI will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) except as provided below, holders of IXC stock (a) will not recognize gain or loss for federal income tax purposes as a result of the exchange of their shares of IXC stock for CBI common stock in the Merger, except with respect to cash received instead of a fractional share of CBI common stock, as discussed below, and (b) will have a tax basis in the CBI stock received in the Merger equal to the tax basis of the IXC stock surrendered in the Merger less any tax basis of the IXC stock surrendered that is allocable to a fractional share of CBI common stock for which cash is received; (iv) an IXC stockholder's holding period with respect to the CBI common stock received in the Merger will include the holding period of the IXC stock surrendered in the Merger therefor, assuming the stockholder holds the shares of IXC stock as a capital asset on the date of the exchange; and (v) to the extent that a holder of shares of IXC stock receives cash instead of a fractional share of CBI common stock, the holder will recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of IXC stock allocable to such fractional share of CBI common stock. Assuming the stockholder holds the shares of IXC stock as a capital asset on the date of the exchange, the gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of IXC stock exchanged for the fractional share of CBI common stock was held for more than one year at the Effective Time.

         Our opinion does not address all aspects of United States federal income taxation that may be relevant to a IXC stockholder in light of the stockholder's particular circumstances or to those IXC stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States or organized under the laws of the United States, financial institutions, tax-exempt organizations, insurance companies, brokers or dealers in securities, traders in securities electing mark to market, stockholders who acquired their IXC stock pursuant to the

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IXC Communications, Inc.
September 13, 1999
Page 3


exercise of options or similar derivative securities or otherwise as compensation or stockholders who hold their IXC stock pursuant to a tax-qualified retirement plan or as part of a straddle, hedge or conversion transaction. Our opinion does not apply to holders who transfer their IXC stock pursuant to the Stock Purchase Agreement (as defined in the Merger Agreement).

         Our opinion is limited to the federal income tax matters addressed, and no opinion is rendered with respect to any other issue, including any other tax aspects of the Merger. In particular, we express no opinion with respect to the tax consequences of any CBI common stock received other than in exchange for IXC stock or with respect to any state, local or foreign tax consequences of the Merger. In addition, our conclusions are based on federal income tax law currently in effect, which is subject to change on a prospective or retroactive basis. If any assumption or representation described above or contained in the Merger Agreement or the Representations Letters is not true, correct and complete, or in the event of a change in law adversely affecting the conclusions reached in this letter, our opinion will be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matter specifically discussed, it is not binding on the courts or on any administrative agency, including the Internal Revenue Service, and a court or agency may hold or act to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matter described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

         This opinion is furnished solely for the benefit of IXC in connection with the Merger Agreement and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent.

         We hereby consent to the use of our name in the Registration Statement and in the Joint Proxy Statement/Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,


                                   /s/ Riordan & McKinzie